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                                                                    EXHIBIT 99.1

[HCA LOGO]                                                                  NEWS
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                                                           FOR IMMEDIATE RELEASE


INVESTOR CONTACT:                                          MEDIA CONTACT:
Mark Kimbrough                                             Jeff Prescott
615-344-2688                                               615-344-5708


                       HCA PREVIEWS FOURTH QUARTER RESULTS

Nashville, Tenn., January 12, 2005 -- HCA (NYSE: HCA) announced today that it expects its financial results for the quarter ended December 31, 2004 to approximate $0.68 to $0.72 per diluted share. The Company's previously announced earnings guidance was $0.52 to $0.57 per diluted share for the fourth quarter of 2004. Financial results benefited from the Company's refinements to the provision for doubtful accounts estimation process, reductions to the effective tax rate and reductions in shares outstanding due to the $2.5 billion "Dutch" auction tender offer completed during November 2004.

The Company expects to report revenues of approximately $5.9 billion for the fourth quarter ended December 31, 2004, an increase of approximately 6.1 percent from the prior year's fourth quarter. Preliminary results for the fourth quarter indicate same facility admissions decreased approximately 1.4 percent and same facility equivalent admissions increased approximately 0.1 percent, compared to the fourth quarter of 2003. Same facility revenues increased approximately 6.5 percent and same facility net revenue per equivalent admission increased approximately 6.5 percent in the fourth quarter of 2004, compared to the fourth quarter of 2003.

The provision for doubtful accounts for the fourth quarter is expected to approximate $626 million, or 10.5 percent of revenues, compared to $688 million, or 11.9 percent of revenues, in the third quarter of 2004 and $636 million, or
11.4 percent of revenues, in the fourth quarter of 2003.

During the fourth quarter, the Company recognized a favorable change in its estimated provision for doubtful accounts totaling approximately $46 million, pre-tax, or $0.06 per diluted share, based upon refinements to its allowance for doubtful accounts estimation process related to estimated recoveries associated with Medicare co-pays and deductibles and collection agency placements.

The Company's effective tax rate was adjusted in the fourth quarter, resulting in reduced tax expense of approximately $19 million, or $0.04 per diluted share.



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Primarily as a result of the Company's repurchase of 62.9 million shares of its common stock during the fourth quarter of 2004, the Company's shares used for diluted earnings per share for the fourth quarter of 2004 approximated 458.5 million shares, compared to 501.4 million shares in the prior year's fourth quarter. HCA had approximately 422.6 million common shares outstanding at December 31, 2004, reduced from 490.7 million at December 31, 2003.

The Company also reaffirmed its previous earnings guidance for the full year 2005 within a range of $2.75 to $2.90 per diluted share.

HCA plans to report final results for its fourth quarter and full year 2004 on February 1, 2005 and will hold a conference call and web-cast to discuss the quarter at that time.

HCA will be presenting today at 12:30 p.m. EST at the JP Morgan Healthcare Conference, which will be webcast and available via the HCA Investor Relations website.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our earnings guidance for 2005 and our estimated results of operations for the fourth quarter ended December 31, 2004, which are subject to finalization and potential contingencies associated with the Company's year-end financial and accounting procedures and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to
(i) the increased leverage resulting from the financing of our recently completed tender offer, (ii) increases in the amount and risk of collectability of uninsured accounts and deductibles and copay amounts for insured accounts,
(iii) the ability to achieve operating and financial targets, achieve expected levels of patient volumes and control the costs of providing services, (iv) the highly competitive nature of the health care business, (v) the efforts of insurers, health care providers and others to contain health care costs, (vi) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (vii) the ability to attract and retain qualified management and other personnel, including affiliated physicians, nurses and medical support personnel, (viii) potential liabilities and other claims that may be asserted against the Company, (ix) fluctuations in the market value of the Company's common stock, (x) the impact of the Company's charity care and uninsured discounting policy changes, (xi) changes in accounting practices, (xii) changes in general economic conditions,
(xiii) future divestitures which may result in charges, (xiv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xv) the availability and terms of capital to fund the expansion of the Company's business, (xvi) changes in business strategy or development plans, (xvii) delays in receiving payments for services provided, (xviii) the possible enactment of Federal or state health care reform, (xix) the outcome of pending and any future tax audits, appeals and litigation associated with the Company's tax positions, (xx) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxi) changes in Federal, state or local regulations affecting the health care industry, (xxii) the ability to successfully integrate the operations of Health Midwest, (xxiii) the ability to develop and implement the payroll and human resources information systems within the



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expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxiv) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.




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